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                                  EXHIBIT 3.1b

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                        FORUM INTERNATIONAL CENTER, INC.

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Forum International Center, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

                FIRST: That the Board of Directors of said corporation, by unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

                        Resolved, that the Corporation's Restated Certificate of
                Incorporation, as heretofore amended, be further amended by adding a sentence at the end of the first paragraph of Article Fourth thereof so that, as amended, said paragraph shall be read in its entirety as follows:

                "The total number of shares of stock which the Corporation shall have authority to issue shall be 30,00,000 shares of capital stock of which all shall be classified as Common Stock, par value $0.01 per share. Each 100 shares of Common Stock outstanding at 9:00 a.m. daylight savings time on Thursday, July 10, 1997 shall be deemed to be one share of Common Stock of the Corporation, par value $0.01 per share."

                SECOND: That in lieu of a meeting and vote of stockholders, the stockholders holding a majority of the outstanding shares of stock entitled to vote on the amendment have given written consent, and written notice of the adoption of the amendment will be given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder who has not consented to such action in writing and is entitled to such notice.

                THIRD: That said amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

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                IN WITNESS WHEREOF: Forum International Center, Inc. has caused this certificate to be signed by Edward J. Tobin, its Chairman of the Board of Directors and attested by Thomas Tuttle, its Secretary this 24th day of June, 1997.

                By:
                   --------------------------------
                   Name: Edward J. Tobin
                   Title: Chairman of the Board

                Attest:

                By:
                   -------------------------------
                   Name: Thomas Tuttle
                   Title: Secretary